Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

VALENS U.S. SPV I, LLC, as Agent

with

TRUE NORTH ENERGY CORPORATION

and

ICF ENERGY CORPORATION

Dated: September 18, 2007

i

LIST OF EXHIBITS

Form of Term Note	Exhibit A
Form of TNEC Warrant	Exhibit B-1
Form of ICF Warrant	Exhibit B-2
Form of Opinion	Exhibit C
Form of Escrow Agreement	Exhibit D

LIST OF SCHEDULES

Schedule 4.2	Subsidiaries
Schedule 4.3	Capitalization
Schedule 4.6	Agreements
Schedule 4.7	Obligations to Related Parties
Schedule 4.9	Title to Properties and Assets, Liens, Etc.
Schedule 4.12	Litigation
Schedule 4.13	Tax Returns and Payments
Schedule 4.14	Employees
Schedule 4.15	Voting Rights
Schedule 4.17	Environmental
Schedule 6.13	Required Approvals
Schedule 11.12	Brokers

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 18, 2007, by and among TRUE NORTH ENERGY CORPORATION, a Nevada corporation (“TNEC”), ICF ENERGY CORPORATION, a Texas corporation (“ICF” and together with TNEC, each a “Company” and collectively the “Companies”), and VALENS U.S. SPV I, LLC, a Delaware limited liability company, as agent (the “Agent”), and the purchasers from time to time party hereto (the “Purchasers” and, together with the Agent, the “Creditor Parties”).

RECITALS

WHEREAS, the Companies have authorized the sale to each Purchaser of a Secured Term Note in the form of Exhibit A hereto in the aggregate principal amount set forth opposite such Purchaser’s name on Schedule 1 hereto (each as amended, modified and/or supplemented from time to time, individually, each a “Note” and collectively, the “Notes”);

WHEREAS, (a) TNEC wishes to issue to each Purchaser a warrant in the form of Exhibit B-1 hereto (as amended, modified and/or supplemented from time to time, individually, each a “TNEC Warrant” and collectively, the “TNEC Warrants”) to purchase an aggregate amount of up to 1,953,126 shares of TNEC’s common stock, collectively, $0.0001 par value per share (the “TNEC Common Stock”) (subject to adjustment as set forth therein) and (b) ICF wishes to issue to each Purchaser a warrant in the form of Exhibit B-2 hereto (as amended, modified and/or supplemented from time to time, individually, each an “ICF Warrant” and collectively, the “ICF Warrants,” and together with the TNEC Warrants, the “Warrants” and each a “Warrant”) to purchase, collectively, an aggregate amount of up to 1,000 shares of ICF’s common stock, $0.01 par value per share (the “ICF Common Stock” and together with the TNEC Common Stock, the “Common Stock”) (subject to adjustment as set forth therein), each in connection with such Purchaser’s purchase of the applicable Note;

WHEREAS, each Purchaser desires to purchase the applicable Note and the applicable Warrants on the terms and conditions set forth herein; and

WHEREAS, the Companies desire to issue and sell the applicable Note, and desire to issue and sell the applicable Warrants, to each Purchaser on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Sell and Purchase. Pursuant to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3), the Companies shall sell to each Purchaser, and each Purchaser shall purchase from the Companies, the applicable Note. The sale of the Notes on the Closing Date shall be known as the “Offering”. Each Note will mature on the Maturity Date (as defined in each Note). Collectively, the Notes, the Warrants and the Common Stock issuable upon exercise of any of the Warrants are referred to as the “Securities”. All obligations of the Companies to each Purchaser pursuant to the applicable Note shall be joint and several.

2. Fees, Warrants and Overriding Royalty Interests. On the Closing Date:

(a) TNEC will issue and deliver to each Purchaser the applicable TNEC Warrants to purchase, collectively, an aggregate amount of up to 1,953,126 shares of TNEC Common Stock (subject to adjustment as set forth therein) and ICF will issue and deliver to each Purchaser the applicable ICF Warrants to purchase an aggregate amount of up to 1,000 shares of ICF Common Stock (subject to adjustment as set forth therein) in connection with the Offering, pursuant to Section 1 hereof. All the representations, covenants, warranties, undertakings, and indemnification, and other rights made or granted to or for the benefit of each Purchaser by the applicable Company are hereby also made and granted for the benefit of the holder of each of the Warrants and shares of Common Stock issuable upon exercise of any of such Warrants (the “Warrant Shares”).

(b) Subject to the terms of Section 2(d) below, the Companies shall jointly and severally pay (i) to Valens Capital Management, LLC, the investment manager of the each Purchaser (“VCM”), a non-refundable payment in an amount equal to Fifty-Six Thousand Two Hundred Fifty Dollars ($56,250), plus reasonable expenses (including legal fees and expenses) incurred in connection with the entering into of this Agreement and the Related Agreements (as hereinafter defined), and expenses incurred in connection with VCM’s due diligence review of the Company and its Subsidiaries) and all related matters; (ii) to Valens U.S. SPV I, LLC a non-refundable payment in an amount equal to Twenty-Three Thousand Four Hundred Forty-Three Dollars ($23,443); (iii) to Valens U.S. SPV I, LLC an advance prepayment discount deposit equal to Twenty-Three Thousand Four Hundred Forty-Three Dollars ($23,443); (iv) to Valens Offshore SPV II, Corp. a non-refundable payment in an amount equal to Twenty-Three Thousand Four Hundred Thirty-Two Dollars ($23,432); and (v) to Valens Offshore SPV II, Corp. an advance prepayment discount deposit equal to Twenty-Three Thousand Four Hundred Thirty-Two Dollars ($23,432). Each of the foregoing payments in clauses (i), (ii), (iii), (iv) and (v) above shall be deemed fully earned on the Closing Date and shall not be subject to rebate or proration for any reason.

(c) In consideration of each Purchaser’s entering into this Agreement and purchasing the applicable Note from the Companies, the applicable TNEC Warrants from TNEC and the applicable ICF Warrants from ICF, ICF shall issue to such Purchasers an aggregate five percent (5.0%) overriding royalty interest (the “ORRI”) in the oil and gas properties of ICF (subject to adjustment as set forth in the Assignment of Overriding Royalty Interest (as defined in Section 4.1 below)); provided, however, such aggregate percentage shall automatically reduce to three percent (3%) upon the indefeasible payment in full of all Obligations (as defined in each Security Document).  The ORRI shall be irrevocable and shall survive the termination of this Agreement and payment in full of the Notes. ICF shall execute and deliver all such documentation and take such further action as may be required by any Purchaser in connection with the issuance of the ORRI to such Purchaser.

(d) The payment and the expenses referred to in the preceding clause (b) (net of deposits previously paid by the Companies) shall be paid at closing out of funds held pursuant to the Escrow Agreement (as defined in Section 4.1) and a disbursement letter (the “Disbursement Letter”).

3. Closing, Delivery and Payment.

3.1 Closing. Subject to the terms and conditions herein, the closing of the transactions contemplated hereby (the “Closing”), shall take place on the date hereof, at such time or place as the Companies and the Agent may mutually agree (such date is hereinafter referred to as the “Closing Date”).

3.2 Delivery. Pursuant to the Escrow Agreement, at the Closing on the Closing Date, the Companies will deliver to each Purchaser, among other things, the applicable Note and the Warrants and such Purchaser will deliver to the Companies, among other things, the amounts set forth opposite its name in the Disbursement Letter by certified funds or wire transfer. Each Company hereby acknowledges and agrees that each Purchaser’s obligation to purchase the applicable Note from the Companies on the Closing Date shall be contingent upon the satisfaction (or waiver by the Agent in its sole discretion) of the items and matters set forth in the closing checklist provided by the Agent to the Companies on or prior to the Closing Date.

4. Representations and Warranties of the Companies. Each Company hereby represents and warrants to each Creditor Party as follows:

4.1 Organization, Good Standing and Qualification. Such Company and each of its Subsidiaries is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Company and each of its Subsidiaries has the corporate, limited liability company or partnership, as the case may be, power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto, to (a) execute and deliver (i) this Agreement, (ii) the Notes and the Warrants to be issued in connection with this Agreement, (iii) the Master Security Agreement dated as of the date hereof among the Companies, certain Subsidiaries of the Companies, if any, the Purchasers and the Agent (as amended, modified and/or supplemented from time to time, the “Master Security Agreement”), (iv) each Registration Rights Agreement relating to the Securities issued in connection with the TNEC Warrants dated as of the date hereof among TNEC and the applicable Purchaser (as amended, modified and/or supplemented from time to time, the “TNEC Registration Rights Agreements”), (v) each Registration Rights Agreement relating to the Securities issued in connection with the ICF Warrants dated as of the date hereof among ICF and the applicable Purchaser (as amended, modified and/or supplemented from time to time, the “ICF Registration Rights Agreements” and together with the TNEC Registration Rights Agreements, the “Registration Rights Agreements”), (vi) each Deed of Trust, Security Agreement, Financing Statement and Assignment of Production dated as of the date hereof made by ICF in favor of the Agent for the ratable benefit of the Purchasers (each, as amended, modified and/or supplemented from time to time, a “Deed of Trust”, and collectively, “Deeds of Trust”) concerning (A) twelve (12) non-producing oil and gas leases located in the Cook Inlet Area of the Kenai Peninsula Borough of Alaska and in the Beaufort Sea Area of the North Slope Borough (the “Alaska Property”), (B) twelve (12) non-producing oil and gas leases covering federal lands located in Moffet County, Colorado and issued by the Bureau of Land Management on behalf of the United States (the “Colorado Property”) and (C) those oil, gas and mineral leases compromising the Devon Fee Gas Unit and the O’Leary Gas Unit located in Brazoria County, Texas (the “Texas Property”) (vii) the Stock Pledge Agreement dated as of the date hereof between TNEC and the Agent (as amended, modified and/or supplemented from time to time, the “Stock Pledge Agreement”), (viii) the Funds Escrow Agreement dated as of the date hereof among the Companies, the Purchasers and the escrow agent referred to therein, substantially in the form of Exhibit D hereto (as amended, modified and/or supplemented from time to time, the “Escrow Agreement”), (ix) the Collateral Assignment in favor of the Agent for the ratable benefit of the Purchasers of that certain Purchase and Sale Agreement by and between Prime Natural Resources, Inc. and ICF with a limited appearance by TNEC (the “Acquisition Agreement”) dated as of August 31, 2007 among Prime Natural Resources, Inc., TNEC and ICF (as amended modified and/or supplemented from time to time, the “Collateral Assignment” and collectively with the Master Security Agreement, the Stock Pledge Agreement, each Deed of Trust and each other security agreement, deed of trust and/or mortgage from time to time entered into by either Company and/or any of their Subsidiaries or in favor of the Agent for the ratable benefit of the Purchasers, the “Security Documents” and each a “Security Document”), (x) each Assignment of Overriding Royalty Interest dated as of the date hereof between ICF and the applicable Purchaser (as amended, modified and/or supplemented from time to time the, “Assignments of Overriding Royalty Interest”), and (xi) all other documents, instruments and agreements entered into in connection with the transactions contemplated hereby and thereby (the preceding clauses (ii) through (xi), collectively, the “Related Agreements”); (b) issue and sell the Notes; (c) issue and sell the Warrants and the Warrant Shares and (d) carry out the provisions of this Agreement and the Related Agreements and to carry on its business as presently conducted. Such Company and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation, partnership or limited liability company, as the case may be, in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of such Company and its Subsidiaries, taken individually and as a whole (a “Material Adverse Effect”).

4.2 Subsidiaries. Each direct and indirect Subsidiary of each Company, the direct owner of such Subsidiary and its percentage ownership thereof, is set forth on Schedule 4.2. For the purpose of this Agreement, a “Subsidiary” of any person or entity means (a) a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other persons or entities performing similar functions for such person or entity, are owned, directly or indirectly, by such person or entity or (b) a corporation or other entity in which such person or entity owns, directly or indirectly, more than 50% of the equity interests at such time.

4.3 Capitalization; Voting Rights.

(a) With respect to TNEC, the authorized capital stock as of the date hereof consists of 270,000,000 shares, of which 250,000,000 are shares of common stock, par value $0.0001 per share, 66,680,973 shares of which are issued and outstanding and 20,000,000 are shares of preferred stock, par value $0.0001 per share of which no shares of preferred stock are issued and outstanding. The authorized, issued and outstanding capital stock of each Subsidiary of TNEC (other than ICF) is set forth on Schedule 4.3.

(b) With respect to ICF, the authorized capital stock as of the date hereof consists of 100,000 shares, of which 100,000 are shares of common stock, par value $0.01 per share, 10,000 shares of which are issued and outstanding . The authorized, issued and outstanding capital stock (or equivalent thereof) of each Subsidiary of ICF is set forth on Schedule 4.3.

(c) Except as disclosed on Schedule 4.3 and, in the case of TNEC, except as disclosed in its Exchange Act Filings (as defined in Section 4.5 below), other than: (i) the shares reserved for issuance under any Company’s stock option plans; and (ii) shares which may be granted pursuant to this Agreement and the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements or arrangements or agreements of any kind for the purchase or acquisition from any Company of any of its Securities. Except as disclosed on Schedule 4.3, neither the offer, issuance or sale of any of the Notes or the Warrants, or the issuance of any of the Warrant Shares, nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any Securities of any Company outstanding, under anti-dilution or other similar provisions contained in or affecting any such Securities.

(d) All issued and outstanding shares of each Company’s common stock: (i) have been duly authorized and validly issued and are fully paid and nonassessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(e) The rights, preferences, privileges and restrictions of the shares of each Company’s Common Stock are as stated in such Company’s Certificate or Articles of Incorporation as amended through the date hereof (such Company’s “Charter”). The Warrant Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and each Company’s Charter, the Warrant Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Securities may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

4.4 Authorization; Binding Obligations. All corporate, partnership or limited liability company, as the case may be, action on the part of each Company and each of its Subsidiaries (including their respective officers and directors) necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of each Company and its Subsidiaries hereunder and under the other Related Agreements at the Closing and, the authorization, sale, issuance and delivery of the Notes and Warrants has been taken or will be taken prior to the Closing. This Agreement and the Related Agreements, when executed and delivered and to the extent it is a party thereto, will be valid and binding obligations of each Company and each of its Subsidiaries, enforceable against each such person or entity in accordance with their terms, except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b) general principles of equity that restrict the availability of equitable or legal remedies.

The sale of each Note is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. The issuance of the Warrants and the subsequent exercise of any of the Warrants for Warrant Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

4.5 Liabilities; Solvency. (a) No Company nor any of its Subsidiaries has any liabilities, except current liabilities incurred in the ordinary course of business and liabilities disclosed in any of the Company’s filings under the Securities Exchange Act of 1934 (“Exchange Act”) made prior to the date of this Agreement (collectively, the “Exchange Act Filings”), copies of which have been provided to the Creditor Parties.

(a) Both before and after giving effect to (x) the transactions contemplated hereby that are to be consummated on the Closing Date, (y) the disbursement of the proceeds of, or the assumption of the liability in respect of, each Note pursuant to the instructions or agreement of the Companies and (z) the payment and accrual of all transaction costs in connection with the foregoing, each Company and each Subsidiary of the Companies, is and will be, Solvent. For purposes of this Section 4.5(b), “Solvent” means, with respect to any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns (each, a “Person”) on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute and unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

4.6 Agreements; Action. Except as set forth on Schedule 4.6 or, in the case of TNEC, as disclosed in any Exchange Act Filing:

(a) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which any Company or any of its Subsidiaries is a party or by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, any Company or any of its Subsidiaries in excess of $75,000 (other than obligations of, or payments to, any Company or any of its Subsidiaries arising from purchase or sale agreements entered into in the ordinary course of business); or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from any Company or any of its Subsidiaries (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) provisions restricting the development, manufacture or distribution of any Company’s or any of its Subsidiaries products or services; or (iv) indemnification by any Company or any of its Subsidiaries with respect to infringements of proprietary rights.

(b) Since its date of formation (with respect to ICF) and April 30, 2007 (with respect to TNEC) (as applicable, with respect to such Company, the “Measurement Date”), no Company nor any of its Subsidiaries has: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations) individually in excess of $75,000 or, in the case of indebtedness and/or liabilities individually less than $75,000, in excess of $75,000 in the aggregate; (iii) made any loans or advances to any person or entity not in excess, individually or in the aggregate, of $200,000, other than ordinary course advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(c) For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities any Company or any Subsidiary of such Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(d) TNEC maintains disclosure controls and procedures (“Disclosure Controls”) designed to ensure that information required to be disclosed by TNEC in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported, within the time periods specified in the rules and forms of the Securities and Exchange Commission (“SEC”).

(e) Each Company makes and keep books, records, and accounts, that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of such Company’s assets. Each Company maintains internal control over financial reporting (“Financial Reporting Controls”) designed by, or under the supervision of, such Company’s principal executive and principal financial officers, and effected by such Company’s board of directors, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”), including that:

(i) transactions are executed in accordance with management’s general or specific authorization;

(ii) unauthorized acquisition, use, or disposition of such Company’s assets that could have a material effect on the financial statements are prevented or timely detected;

(iii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that such Company’s receipts and expenditures are being made only in accordance with authorizations of such Company’s management and board of directors;

(iv) transactions are recorded as necessary to maintain accountability for assets; and

(v) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(vi) there is no weakness in any of TNEC’s Disclosure Controls or Financial Reporting Controls that is required to be disclosed in any of the Exchange Act Filings, except as so disclosed.

4.7 Obligations to Related Parties. Except as set forth on Schedule 4.7, or, in the case of TNEC, as disclosed in any Exchange Act Filing, there are no obligations of any Company or any of its Subsidiaries to officers, directors, stockholders or employees of any Company or any of its Subsidiaries other than:

(a) for payment of salary for services rendered and for bonus payments;

(b) reimbursement for reasonable expenses incurred on behalf of any Company and its Subsidiaries;

(c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of any Company and each Subsidiary of such Company, as applicable); and

(d) obligations listed in any Company’s and each of its Subsidiary’s financial statements or disclosed in any of TNEC’s Exchange Act Filings.

Except as described above or set forth on Schedule 4.7, none of the officers, directors or, to the best of each Company’s knowledge, key employees or stockholders of any Company or any of its Subsidiaries or any members of their immediate families, are indebted to any Company or any of its Subsidiaries, individually or in the aggregate, in excess of $50,000 or have any direct or indirect ownership interest in any firm or corporation with which any Company or any of its Subsidiaries is affiliated or with which any Company or any of its Subsidiaries has a business relationship, or any firm or corporation which competes with any Company or any of its Subsidiaries, other than passive investments in publicly traded companies (representing less than one percent (1%) of such company) which may compete with any Company or any of its Subsidiaries. Except as described above, no officer, director or stockholder of any Company or any of its Subsidiaries, or any member of their immediate families, is, directly or indirectly, interested in any material contract with any Company or any of its Subsidiaries and no agreements, understandings or proposed transactions are contemplated between any Company or any of its Subsidiaries and any such person. Except as set forth on Schedule 4.7, no Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person or entity.

4.8 Changes. Since the Measurement Date, except as disclosed, in the case of TNEC, any Exchange Act Filing or, in the case of each Company, in any Schedule to this Agreement or to any of the Related Agreements, there has not been:

(a) any change in the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of any Company or any of its Subsidiaries, which individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any resignation or termination of any officer, key employee or group of employees of any Company or any of its Subsidiaries;

(c) any material change, except in the ordinary course of business, in the contingent obligations of any Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d) any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) any waiver by any Company or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(f) any direct or indirect loans made by any Company or any of its Subsidiaries to any stockholder, employee, officer or director of any Company or any of its Subsidiaries, other than advances made in the ordinary course of business;

(g) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of any Company or any of its Subsidiaries;

(h) any declaration or payment of any dividend or other distribution of the assets of any Company or any of its Subsidiaries;

(i) any labor organization activity related to any Company or any of its Subsidiaries;

(j) any debt, obligation or liability incurred, assumed or guaranteed by any Company or any of its Subsidiaries, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(k) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets owned by any Company or any of its Subsidiaries;

(l) any change in any material agreement to which any Company or any of its Subsidiaries is a party or by which either any Company or any of its Subsidiaries is bound which either individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(m) any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(n) any arrangement or commitment by any Company or any of its Subsidiaries to do any of the acts described in subsection (a) through (m) above.

4.9 Title to Properties and Assets; Liens, Etc. Except as set forth on Schedule 4.9 or, in the case of TNEC, in any Exchange Act Filing, each Company and each of its Subsidiaries has good and marketable title to its properties and assets, and good title to its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than:

(a) those resulting from taxes which have not yet become delinquent;

(b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of any Company or any of its Subsidiaries, so long as in each such case, such liens and encumbrances have no effect on the lien priority of the Agent in such property; and

(c) those that have otherwise arisen in the ordinary course of business, so long as they have no effect on the lien priority of the Agent therein.

All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by each Company and its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Except as set forth on Schedule 4.9, each Company and its Subsidiaries are in compliance with all material terms of each lease to which it is a party or is otherwise bound.

4.10 Intellectual Property.

(a) Each Company and each of its Subsidiaries owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and, to each Company’s knowledge, as presently proposed to be conducted (the “Intellectual Property”), without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is any Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(b) No Company nor any of its Subsidiaries has received any communications alleging that such Company or any of its Subsidiaries has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is any Company or any of its Subsidiaries aware of any basis therefor.

(c) Neither Company believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by any Company or any of its Subsidiaries, except for inventions, trade secrets or proprietary information that have been rightfully assigned to such Company or any of its Subsidiaries.

4.11 Compliance with Other Instruments. No Company nor any of their Subsidiaries is in violation or default of (a) any term of its Charter or Bylaws, or (b) any provision of any indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (b), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the Related Agreements to which it is a party, and the issuance and sale of the Notes by the Companies and the other Securities by the Companies each pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of any Company or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to any Company, its business or operations or any of its assets or properties.

4.12 Litigation. Except as set forth on Schedule 4.12 hereto or, in the case of TNEC, in any Exchange Act Filing, there is no action, suit, proceeding or investigation pending or, to any Company’s knowledge, currently threatened against any Company or any of its Subsidiaries that prevents any Company or any of its Subsidiaries from entering into this Agreement or the other Related Agreements, or from consummating the transactions contemplated hereby or thereby, or which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or any change in the current equity ownership of any Company or any of its Subsidiaries, nor is any Company aware that there is any basis to assert any of the foregoing. No Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by any Company or any of its Subsidiaries currently pending or which any Company or any of its Subsidiaries intends to initiate.

4.13 Tax Returns and Payments. Each Company and each of its Subsidiaries has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by each Company or any of its Subsidiaries on or before the Closing, have been paid or will be paid prior to the time they become delinquent. Except as set forth on Schedule 4.13, no Company nor any of its Subsidiaries has been advised:

(a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof; or

(b) of any adjustment, deficiency, assessment or court decision in respect of its federal, state or other taxes.

No Company has any knowledge of any liability for any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

4.14 Employees. Except as set forth on Schedule 4.14, no Company nor any of its Subsidiaries has any collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to any Company’s knowledge, threatened with respect to any Company or any of its Subsidiaries. Except as disclosed, in the case of TNEC, in the Exchange Act Filings or, in the case of each Company on Schedule 4.14, no Company nor any of its Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To each Company’s knowledge, no employee of any Company or any of its Subsidiaries, nor any consultant with whom any Company or any of its Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, any Company or any of its Subsidiaries because of the nature of the business to be conducted by any Company or any of its Subsidiaries; and to each Company’s knowledge the continued employment by each Company and its Subsidiaries of their present employees, and the performance of each Company’s and its Subsidiaries’ contracts with its independent contractors, will not result in any such violation. No Company nor any of its Subsidiaries is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would interfere with their duties to such Company or any of its Subsidiaries. No Company nor any of its Subsidiaries has received any notice alleging that any such violation has occurred. Except for employees who have a current effective employment agreement with any Company or any of its Subsidiaries, no employee of any Company or any of its Subsidiaries has been granted the right to continued employment by any Company or any of its Subsidiaries or to any material compensation following termination of employment with any Company or any of its Subsidiaries. Except as set forth on Schedule 4.14, no Company is aware that any officer, key employee or group of employees intends to terminate his, her or their employment with any Company or any of its Subsidiaries, nor does any Company or any of its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.

4.15 Registration Rights and Voting Rights. Except as set forth on Schedule 4.15 and, in the case of TNEC, except as disclosed in Exchange Act Filings, neither Company nor any of its Subsidiaries is presently under any obligation, and no Company nor any of its Subsidiaries has granted any rights, to register any Company’s or any of its Subsidiaries’ presently outstanding securities or any of its securities that may hereafter be issued. Except as set forth on Schedule 4.15 and, in the case of TNEC, except as disclosed in Exchange Act Filings, to each Company’s knowledge, no stockholder of any Company or any of its Subsidiaries has entered into any agreement with respect to the voting of equity securities of any Company or any of its Subsidiaries.

4.16 Compliance with Laws; Permits. No Company nor any of its Subsidiaries is in violation of any provision of the Sarbanes Oxley Act of 2002 or any SEC related regulation or rule or any rule of the Principal Market (as defined in Section 4.22) promulgated thereunder, as applicable, or any other applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or any other Related Agreement and the issuance of any of the Securities, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. Each Company and its Subsidiaries or, to the extent applicable, the operator(s), has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.17 Environmental and Safety Laws. No Company nor any of its Subsidiaries is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Except as set forth on Schedule 4.17, no Hazardous Materials (as hereinafter defined in this Section 4.17) are used or have been used, stored, or disposed of by any Company or any of its Subsidiaries or, to any Company’s knowledge, by any other person or entity on any property owned, leased or used by any Company or any of its Subsidiaries. For the purposes of the preceding sentence, “Hazardous Materials” shall mean:

(a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials; or

(b) any petroleum products or nuclear materials.

4.18 Valid Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the offer, sale and issuance of the Securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

4.19 Full Disclosure. Each Company and each of its Subsidiaries has provided the Purchasers with all information requested by the Purchasers in connection with the Purchasers’ decision to purchase the Notes and Warrants, including all information each Company and its Subsidiaries believe is reasonably necessary to make such investment decision. Neither this Agreement, the Related Agreements, the exhibits and schedules hereto and thereto nor any other document delivered by any Company or any of its Subsidiaries to the Purchasers or their respective attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. Any financial projections and other estimates provided to the Purchasers by any Company or any of its Subsidiaries were based on such Company’s and its Subsidiaries’ experience in the industry and on assumptions of fact and opinion as to future events which such Company or any of its Subsidiaries, at the date of the issuance of such projections or estimates, believed to be reasonable.

4.20 Insurance. Each Company and each of its Subsidiaries has general commercial, product liability, fire and casualty insurance policies with coverages which each Company believes are customary for companies similarly situated to such Company and its Subsidiaries in the same or similar business.

4.21 SEC Reports. Except as set forth on Schedule 4.21, TNEC has filed all proxy statements, reports and other documents required to be filed by it under the Securities Exchange Act 1934, as amended (the “Exchange Act”). TNEC has furnished the Purchasers copies of: (i) its Annual Reports on Form 10 KSB for its fiscal years ended April 30, 2007 and (ii) its Quarterly Reports on Form 10 QSB for its fiscal quarter ended January 31, 2007 and the Form 8 K filings which it has made during the fiscal year 2007 to date (collectively, the “SEC Reports”). Except as set forth on Schedule 4.21, each such SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of such SEC Reports, nor the financial statements (and the notes thereto) included in such SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.22 Listing.

(a) The ICF’s Common Stock is not listed or quoted, as applicable, on a Principal Market (as hereafter defined in this Section 4.22). ICF has not received any notice that the ICF Common Stock will be prevented from being listed or quoted on, as applicable, the Principal Market or that the ICF Common Stock will not meet all requirements for such listing or quotation, as applicable. For purposes hereof, the term “Principal Market” means the NASD Over The Counter Bulletin Board, NASDAQ Capital Market, NASDAQ Global Markets System, American Stock Exchange or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock of ICF and/or TNEC).

(b) The TNEC Common Stock is listed or quoted, as applicable, on a Principal Market and satisfies, and at all times hereafter will satisfy, all requirements for the continuation of such listing or quotation, as applicable. TNEC has not received any notice that the TNEC Common Stock will be delisted from, or no longer quoted on, as applicable, the Principal Market or that the TNEC Common Stock does not meet all requirements for such listing or quotation, as applicable.

4.23 No Integrated Offering. No Company, nor any of its Subsidiaries or affiliates, nor any person acting on their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement or any of the Related Agreements to be integrated with prior offerings by any Company for purposes of the Securities Act which would prevent any Company from selling the Securities pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will any Company or any of its affiliates or Subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

4.24 Stop Transfer. The Securities are restricted securities as of the date of this Agreement. No Company nor any of its Subsidiaries will issue any stop transfer order or other order impeding the sale and delivery of any of the Securities at such time as the Securities are registered for public sale or an exemption from registration is available, except as required by state and federal securities laws.

4.25 Dilution. Each Company specifically acknowledges that its obligation to issue the shares of its Common Stock upon exercise of any of the Warrants is binding upon such Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of such Company.

4.26 Patriot Act. Each Company certifies that, to the best of its knowledge, neither it nor any of its Subsidiaries has been designated, nor is or shall be owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. Each Company hereby acknowledges that each of the Creditor Parties seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, each Company hereby represents, warrants and covenants that: (a) none of the cash or property that any Company or any of its Subsidiaries will pay or will contribute to any Creditor Party has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (b) no contribution or payment by any Company or any of its Subsidiaries to any Creditor Party, to the extent that they are within any Company’s and/or its Subsidiaries’ control shall cause such Creditor Party to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Each Company shall promptly notify the Creditor Parties if any of these representations, warranties or covenants ceases to be true and accurate regarding any Company or any of its Subsidiaries. Each Company shall provide the Creditor Parties all additional information regarding any Company or any of its Subsidiaries that any Creditor Party deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. Each Company understands and agrees that if at any time it is discovered that any of the foregoing representations, warranties or covenants are incorrect, or if otherwise required by applicable law or regulation related to money laundering or similar activities, the Creditor Parties may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of any Purchaser’s investment in any Company. Each Company further understands that any Creditor Party may release confidential information about any Company and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if such Creditor Party, in its sole discretion, determines that it is in the best interests of such Creditor Party in light of relevant rules and regulations under the laws set forth in subsection (b) above.

4.27 ERISA. Based upon the Employee Retirement Income Security Act of 1974 (“ERISA”), and the regulations and published interpretations thereunder: (a) no Company nor any of its Subsidiaries has engaged in any Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)); (b) each Company and each of its Subsidiaries has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its plans; (c) no Company nor any of its Subsidiaries has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (d) no Company nor any of its Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than such Company’s or such Subsidiary’s employees; and (e) no such Company nor any of its Subsidiaries has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

4.28 Oil and Gas Properties; Titles, Etc. Each Company has good and defensible title to the working interests and net revenue interests in its oil and gas leases, oil and gas fee properties, and related properties (“Oil and Gas Properties”) evaluated in the most recent reserve report delivered to Purchasers free and clear of all liens except liens permitted by Section 4.9. The Company specified as the owner in the aforementioned reserve report owns the net interests in production attributable to the Oil and Gas Properties as reflected in such reserve report, and the ownership of such Oil and Gas Properties shall not obligate such Company to bear the costs and expenses relating to the maintenance, development and operations of any such Oil and Gas Property in an amount in excess of the working interest of such Oil and Gas Property set forth in such reserve report that is not offset by a corresponding proportionate increase in such Company’s net revenue interest in such Oil and Gas Property.

4.29 Maintenance of Oil and Gas Properties. The Oil and Gas Properties of the Companies have been maintained, operated and developed in a good and workmanlike manner and in conformity in all material respects with all governmental requirements and in conformity in all material respects with the provisions of all leases, subleases or other contracts comprising a part of the Oil and Gas Properties and other contracts and agreements forming a part of the Oil and Gas Properties of the Companies. Specifically in connection with the foregoing, (i) no Oil and Gas Property of any Company is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties of either Company is deviated from the vertical more than the maximum permitted by governmental requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties of the applicable Company. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by either Company that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by either Company, in a manner consistent with such Company’s past practices.

4.30 Gas Imbalances, Prepayments. On a net basis there are no gas imbalances, take or pay or other prepayments which would require either Company to deliver hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

4.31 Marketing of Production. Each Company is receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Oil and Gas Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from such Company’s hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

4.32 Swap Agreements. Neither Company is a party to any Swap Agreement. For the purposes hereof, “Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, "over-the-counter" or otherwise, involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments of securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

5. Representations and Warranties of Each Purchaser. Each Purchaser hereby represents and warrants, severally and not jointly, to the Companies as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Companies set forth in this Agreement):

5.1 No Shorting. Neither such Purchaser nor any of its affiliates or investment partners has caused or will cause, any person or entity to directly engage in “short sales” of any Company’s Common Stock as long as the Notes shall be outstanding.

5.2 Requisite Power and Authority. Such Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All corporate action on such Purchaser’s part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b) as limited by general principles of equity that restrict the availability of equitable and legal remedies.

5.3 Investment Representations. Such Purchaser understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Purchaser’s representations contained in this Agreement, including, without limitation, that such Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act. Such Purchaser confirms that it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Notes and the Warrants to be purchased by it under this Agreement and the Warrant Shares acquired by it upon the exercise of any or all of the Warrants. Such Purchaser further confirms that it has had an opportunity to ask questions and receive answers from the Companies regarding the Companies’ and their Subsidiaries’ business, management and financial affairs and the terms and conditions of the Offering, the Notes, the Warrants and the Securities and to obtain additional information (to the extent any Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Purchaser or to which such Purchaser had access.

5.4 The Purchaser Bears Economic Risk. Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to each Company so that it is capable of evaluating the merits and risks of its investment in each Company and has the capacity to protect its own interests. Such Purchaser must bear the economic risk of this investment until the Securities are sold pursuant to: (a) an effective registration statement under the Securities Act; or (b) an exemption from registration is available with respect to such sale.

5.5 Acquisition for Own Account. Such Purchaser is acquiring the applicable Note and Warrants and the applicable Warrant Shares for such Purchaser’s own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

5.6 The Purchaser Can Protect Its Interest. Such Purchaser represents that by reason of its, or of its management’s business and financial experience, such Purchaser has the capacity to evaluate the merits and risks of its investment in the applicable Note, the Warrants and the Securities and to protect its own interests in connection with the transactions contemplated in this Agreement and the Related Agreements. Further, such Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement or the Related Agreements.

5.7 Accredited Investor. Such Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

5.8 Legends.

(a) The Warrant Shares, if issued pursuant to the ICF Warrants, if not issued by DWAC system (as defined in Section 9.1(b)), shall bear a legend which shall be in substantially the following form until such shares are covered by an effective registration statement filed with the SEC:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ICF THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b) The ICF Warrants shall bear substantially the following legend:

“THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR THE UNDERLYING SHARES OF COMMON STOCK UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ICF THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c) The Warrant Shares, if issued pursuant to the TNEC Warrants, if not issued by DWAC system, shall bear a legend which shall be in substantially the following form until such shares are covered by an effective registration statement filed with the SEC:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO TNEC THAT SUCH REGISTRATION IS NOT REQUIRED.”

(d) The TNEC Warrants shall bear substantially the following legend:

“THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR THE UNDERLYING SHARES OF COMMON STOCK UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO TRUE NORTH ENERGY CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

6. Covenants of the Companies. Each Company covenants and agrees with each Creditor Party as follows:

6.1 Stop Orders. TNEC, and to the extent the ICF Common Stock is publicly traded, ICF, will advise the Agent, promptly after it receives notice of issuance by the SEC, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of such Company, or of the suspension of the qualification of such Company’s Common Stock for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

6.2 Listing. TNEC, and to the extent the ICF Common Stock is publicly traded, ICF, shall promptly secure the listing or quotation, as applicable, of the shares of such Company’s Common Stock issuable upon the exercise of any of the Warrants on the Principal Market upon which shares of such Company’s Common Stock are listed or quoted for trading, as applicable (subject to official notice of issuance) and shall maintain such listing or quotation, as applicable, so long as any other shares of such Company’s Common Stock shall be so listed or quoted, as applicable. TNEC, and to the extent the ICF Common Stock is publicly traded, ICF, will maintain the listing or quotation, as applicable, of such Company’s Common Stock on the Principal Market, and will comply in all material respects with such Company’s reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers (“NASD”) and such exchanges, as applicable.

6.3 Market Regulations. Such Company shall notify the SEC, NASD and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the applicable Securities to each Purchaser and promptly provide copies thereof to such Purchaser.

6.4 Disclosure Controls. To the extent ICF’s common stock is publicly traded, ICF shall maintain Disclosure Controls designed to ensure that information required to be disclosed by such Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC.

6.5 Reporting Requirements. Such Company will deliver, or cause to be delivered, to the Agent each of the following, which shall be in form and detail acceptable to the Agent:

(a) As soon as available, and in any event within ninety (90) days after the end of each fiscal year of such Company, each of such Company’s and each of its Subsidiaries’ audited financial statements with a report of independent certified public accountants of recognized standing selected by such Company and acceptable to the Agent (the “Accountants”), which annual financial statements shall be without qualification and shall include such Company’s and each of its Subsidiaries’ balance sheet as at the end of such fiscal year and the related statements of each of such Company’s and each of its Subsidiaries’ income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidating and consolidated basis to include each Company, each Subsidiary of each Company and each of their respective affiliates, all in reasonable detail and prepared in accordance with GAAP, together with (i) if and when available, copies of any management letters prepared by the Accountants; and (ii) a certificate of such Company’s President, Chief Executive Officer or Chief Financial Officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Event of Default (as defined in each Note) and, if so, stating in reasonable detail the facts with respect thereto;

(b) As soon as available and in any event within forty five (45) days after the end of each fiscal quarter of such Company, an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of such Company and each of its Subsidiaries as at the end of and for such quarter and for the year to date period then ended, prepared on a consolidating and consolidated basis to include each Company, each Subsidiary of each Company and each of their respective affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of such Company’s President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Event of Default (as defined in each Note) not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto;

(c) As soon as available and in any event within fifteen (15) days after the end of each calendar month, an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of such Company and of each its Subsidiaries as at the end of and for such month and for the year to date period then ended, prepared on a consolidating and consolidated basis to include each Company, each Subsidiary of each Company and each of their respective affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of such Company’s President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Event of Default (as defined in each Note) not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto; and

(d) TNEC, and to the extent the ICF Common Stock is publicly traded, ICF shall timely file with the SEC all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination. Promptly after (i) the filing thereof, copies of the such Company’s most recent registration statements and annual, quarterly, monthly or other regular reports which such Company files with the Securities and Exchange Commission (the “SEC”), and (ii) the issuance thereof, copies of such financial statements, reports and proxy statements as such Company shall send to its stockholders; and

(e) Such Company shall deliver, or cause the applicable Subsidiary of such Company to deliver, such other information as the Agent or any Purchaser shall reasonably request.

6.6 Use of Funds. The Companies shall use the proceeds of the sale of the Notes and the Warrants solely for the following: (a) for the purpose of acquiring the oil and gas properties described in the Acquisition Agreement, (b) to fund the payments and each Creditor Party’s legal and due diligence expenses, each as set forth in Section 2 hereof and (c) for general working capital purposes.

6.7 Access to Facilities. Each Company and each of its Subsidiaries will permit any representatives designated by the Agent (or any successor of the Agent), upon reasonable notice and during normal business hours, at such person’s expense and accompanied by a representative of such Company or any Subsidiary (provided that no such prior notice shall be required to be given and no such representative of such Company or any Subsidiary shall be required to accompany the Agent in the event the Agent believes such access is necessary to preserve or protect the Collateral (as defined in any Security Document) or following the occurrence and during the continuance of an Event of Default (as defined in each Note)), to:

(a) visit and inspect any of the properties of such Company or any of its Subsidiaries;

(b) examine the corporate and financial records of such Company or any of its Subsidiaries (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom; and

(c) discuss the affairs, finances and accounts of such Company or any of its Subsidiaries with the directors, officers and independent accountants of such Company or any of its Subsidiaries.

Notwithstanding the foregoing, no Company nor any of its Subsidiaries will provide any material, non-public information to any Creditor Party unless such Creditor Party signs a confidentiality agreement and otherwise complies with Regulation FD, under the federal securities laws.

6.8 Taxes. Each Company and each of its Subsidiaries will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of such Company and its Subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid currently if (a) the validity thereof shall currently and diligently be contested in good faith by appropriate proceedings, (b) such tax, assessment, charge or levy shall have no effect on the lien priority of the Agent in any property of such Company or any of its Subsidiaries and (c) if such Company and/or such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP; and provided, further, that such Company and its Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

6.9 Insurance.

(a) Each Company shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral (as defined in each of the Security Documents) and such Company and each of its Subsidiaries will, jointly and severally, bear the full risk of loss from any loss of any nature whatsoever with respect to the assets pledged to the Agent, for the ratable benefit of Purchasers, as security for the Obligations (as defined in each of the Security Documents). Furthermore, such Company will insure or cause the Collateral to be insured in the Agent’s name as an additional insured and lender loss payee, with an appropriate loss payable endorsement in form and substance satisfactory to the Agent, against loss or damage by fire, flood, sprinkler leakage, theft, burglary, pilferage, loss in transit and other risks customarily insured against by companies in similar business similarly situated as such Company and its Subsidiaries including but not limited to workers compensation, public and product liability and business interruption, and such other hazards as the Agent shall specify in amounts and under insurance policies and bonds by insurers acceptable to the Agent and all premiums thereon shall be paid by such Company and the policies delivered to the Agent. If such Company or any of its Subsidiaries fails to obtain the insurance and in such amounts of coverage as otherwise required pursuant to this Section 6.9, the Agent may procure such insurance and the cost thereof shall be promptly reimbursed by such Company and shall constitute Obligations;

(b) Each Company’s insurance coverage shall not be impaired or invalidated by any act or neglect of such Company or any of its Subsidiaries and the insurer will provide the Agent with no less than thirty (30) days notice prior of cancellation; and

(c) The Agent, in connection with its status as a lender loss payee, will be assigned at all times to a first lien position until such time as all the Obligations have been indefeasibly satisfied in full.

6.10 Intellectual Property. Each Company and each of its Subsidiaries shall maintain in full force and effect its existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

6.11 Properties. Each Company and each of its Subsidiaries will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and each Company and each of its Subsidiaries will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.12 Confidentiality. No Company will, nor will it permit any of its Subsidiaries to, disclose, and will not include in any public announcement, the name of any Creditor Party, unless expressly agreed to by such Creditor Party or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. Notwithstanding the foregoing, each Company may disclose any Creditor Party’s identity and the terms of this Agreement and the Related Agreements to its current and prospective debt and equity financing sources. Each Creditor Party shall be permitted to discuss, distribute or otherwise transfer any non-public information of either Company and its Subsidiaries in such Creditor Party’s possession now or in the future to potential or actual (a) direct or indirect investors in such Creditor Party and (b) third party assignees or transferees of all or a portion of the obligations of such Company and/or any of its Subsidiaries hereunder and under the Related Agreements, to the extent that such investor or assignee or transferee enters into a confidentiality agreement for the benefit of such Company in such form as may be necessary to addresses such Company’s Regulation FD requirements.

6.13 Required Approvals. (a) Until such time as all Obligations (as defined in any Security Document) shall have been indefeasibly paid in full, no Company, without the prior written consent of the Agent, shall, or shall permit any of its Subsidiaries to:

(i) (A) directly or indirectly declare or pay any dividends, other than dividends paid to the Company or any of its wholly-owned Subsidiaries, provided, however, so long as no Event of Default (as defined in each Note) shall have occurred and be continuing, ICF shall not require the Agent’s prior written consent to pay any dividends to TNEC and/or any Purchaser owning ICF Common Stock, (B) issue any preferred stock that is mandatorily redeemable prior to the one year anniversary of the Maturity Date (as defined in each Note) or (C) redeem any of its preferred stock or other equity interests;

(ii) liquidate, dissolve or effect a material reorganization (it being understood that in no event shall any Company or any of its Subsidiaries dissolve, liquidate or merge with any other person or entity (unless, in the case of such a merger, any Company or, in the case of merger not involving any Company, such Subsidiary, as applicable, is the surviving entity));

(iii) become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict any Company’s or any of its Subsidiaries, right to perform the provisions of this Agreement, any Related Agreement or any of the agreements contemplated hereby or thereby;

(iv) materially alter or change the scope of the business of any Company and its Subsidiaries taken as a whole; or

(v) (A) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt and debt incurred to finance the purchase of equipment (not in excess of five percent (5%) of the fair market value of any Company’s and its Subsidiaries’ assets)) whether secured or unsecured other than (1) any Company’s obligations owed to the Creditor Parties, (2) indebtedness set forth on Schedule 6.13 attached hereto and made a part hereof and any refinancings or replacements thereof on terms no less favorable to the Purchasers than the indebtedness being refinanced or replaced, and (3) any indebtedness incurred in connection with the purchase of assets (other than equipment) in the ordinary course of business, or any refinancings or replacements thereof on terms no less favorable to the Purchasers than the indebtedness being refinanced or replaced, so long as any lien relating thereto shall only encumber the fixed assets so purchased and no other assets of any Company or any of its Subsidiaries; (B) cancel any indebtedness owing to it in excess of $50,000 in the aggregate during any 12 month period; (C) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other person or entity, except the endorsement of negotiable instruments by any Company or any Subsidiary thereof for deposit or collection or similar transactions in the ordinary course of business or guarantees of indebtedness otherwise permitted to be outstanding pursuant to this clause (v).

(b) No Company, without the prior written consent of the Agent, shall, nor shall any Company permit any of its Subsidiaries to create or acquire any Subsidiary after the date hereof unless (i) such Subsidiary is a wholly-owned Subsidiary of any Company and (ii) such Subsidiary becomes a party to the Master Security Agreement and the Stock Pledge Agreement (either by executing a new agreement, a counterpart of an existing agreement or an assumption or joinder agreement in respect of an existing agreement) and executes and delivers to the Agent a guaranty in form and substance acceptable to Agent (which such guaranty shall be deemed to be a “Related Agreement” hereunder) and, to the extent required by the Agent, satisfies each condition of this Agreement and the Related Agreements as if such Subsidiary were a Subsidiary on the Closing Date.

6.14 Reissuance of Securities. Each Company agrees to reissue the applicable Warrant or Warrant Shares, as applicable, without the legends set forth in Section 5.8 above at such time as:

(a) the holder thereof is permitted to dispose of such Securities pursuant to Rule 144(k) under the Securities Act; or

(b) upon resale subject to an effective registration statement after such Securities are registered under the Securities Act.

Each Company agrees to cooperate with the Purchasers in connection with all resales pursuant to Rule 144(d) and Rule 144(k) and provide legal opinions necessary to allow such resales provided the applicable Company and its counsel receive reasonably requested representations from the Purchasers and broker, if any.

6.15 Opinion. On the Closing Date, each Company will deliver to the Creditor Parties such opinions of counsel acceptable to the Agent from such Company’s external legal counsel, including, without limitation, an opinion of counsel substantially in the form attached hereto as Exhibit C. Each Company will provide, at each Company’s joint and several expense, such other legal opinions in the future as are deemed reasonably necessary by the Agent (and acceptable to the Agent) in connection with the exercise of any of the Warrants.

6.16 Margin Stock. No Company will permit any of the proceeds of the Notes or the Warrants to be used directly or indirectly to “purchase” or “carry” “margin stock” or to repay indebtedness incurred to “purchase” or “carry” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

6.17 FIRPTA. No Company or any of its Subsidiaries, is a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder and no Company or any of its Subsidiaries shall at any time take any action or otherwise acquire any interest in any asset or property to the extent the effect of which shall cause such Company and/or such Subsidiary, as the case may be, to be a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder.

6.18 Financing Right of First Refusal.

(a) Until such time as all Obligations (as defined in any Security Documents) shall have been indefeasibly paid in full, each Company hereby grants to the Purchasers a right of first refusal to provide any Additional Financing (as hereinafter defined in this clause (a)) to be issued by such Company and/or any of its Subsidiaries, subject to the following terms and conditions. From and after the date hereof, prior to the incurrence of any additional indebtedness and/or the sale or issuance of any equity interests of any Company or any of its Subsidiaries other than any indebtedness incurred in connection with the transactions contemplated by that certain Purchase and Sale Agreement to be entered into on or about October 1, 2007 among Angel LLC, CN Energy LLC, Swason Energy Company, LLC, Fuel Exploration LLC, MHBR Energy, LLC, Rocky Mountain Rig LLC and TNEC (an “Additional Financing”), the applicable Company and/or any Subsidiary of such Company, as the case may be, shall notify the Agent of its intention to enter into such Additional Financing. In connection therewith, the applicable Company and/or the applicable Subsidiary thereof shall submit a fully executed term sheet (a “Proposed Term Sheet”) to the Agent setting forth the terms, conditions and pricing of any such Additional Financing (such financing to be negotiated on “arm’s length” terms and the terms thereof to be negotiated in good faith) proposed to be entered into by the applicable Company and/or such Subsidiary. The Agent shall have the right, but not the obligation, to deliver its own proposed term sheet (the “Purchaser Term Sheet”) setting forth the terms and conditions upon which the Purchasers would be willing to provide such Additional Financing to the applicable Company and/or such Subsidiary. The Purchaser Term Sheet shall contain terms no less favorable to the applicable Company and/or such Subsidiary than those outlined in Proposed Term Sheet. The Agent shall deliver such Purchaser Term Sheet within ten (10) business days of receipt of each such Proposed Term Sheet. If the provisions of the Purchaser Term Sheet are at least as favorable to the applicable Company and/or such Subsidiary, as the case may be, as the provisions of the Proposed Term Sheet, the applicable Company and/or such Subsidiary shall enter into and consummate the Additional Financing transaction outlined in the Purchaser Term Sheet.

(b) Until such time as all Obligations (as defined in any Security Documents) shall have been indefeasibly paid in full, no Company will, nor will it permit its Subsidiaries to, agree, directly or indirectly, to any restriction with any person or entity which limits the ability of the Purchasers to consummate an Additional Financing with any Company or any of its Subsidiaries.

6.19 Authorization and Reservation of Shares. Each Company shall at all times have authorized and reserved a sufficient number of shares of such Company’s Common Stock to provide for the exercise of any or all of the Warrants issued by such Company to the Purchasers.

6.20 Summaries; Reports. ICF shall deliver to the Agent, between the 22nd and last day of each month, summaries of its lease operating expenses and production relating to its oil and gas properties as and for the immediately preceding month. ICF shall deliver to the Agent, between the 22nd and last day of each month, or at such other time as the Agent shall request, an economic reserve report prepared by a registered professional engineer acceptable to the Agent.

6.21 Lockbox Accounts. ICF will maintain one or more lockbox accounts with one or more banks acceptable to the Agent into which the account debtors obligated in respect of the Collateral shall be directed to remit all payments in respect thereof.

6.22 Prohibitions of Payment Under Subordinated Debt Documentation. Neither Company nor any of their Subsidiaries shall, without the prior written consent of the Agent, make any payments in respect of the indebtedness evidenced by the Subordinated Debt Documentation unless such payments are expressly permitted by the applicable Subordination Agreement. For the purposes hereof, “Subordination Agreement” shall mean those subordination agreements listed on Schedule 6.22 hereof, as each such agreement may be amended, modified and supplemented from time to time. The provisions of this Section 6.22 shall not be subject to any cure or grace period notwithstanding any term or provision of this Agreement or any Related Agreement to the contrary.

6.23 Financial Statements; Other Information. The Companies will furnish to the Agent:

(a) Notice of Sales of Oil and Gas Properties. In the event any Company intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Agent.

(b) Production Report and Lease Operating Statements. Within 60 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of sold production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

6.24 Operation and Maintenance of Oil and Gas Properties. Each Company, at its own expense, will:

(a) operate its Oil and Gas Properties or cause such Oil and Gas Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in material compliance with all governmental requirements, including, without limitation, applicable pro ration requirements and environmental laws, and all applicable laws, rules and regulations of every other governmental authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of hydrocarbons and other minerals therefrom.

(b) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged in accordance with prudent operator standards, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(c) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(d) operate its Oil and Gas Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements.

(e) to the extent the Company is not the operator of any Property, such Company shall use reasonable efforts to cause the operator to comply with this Section 6.24.

6.25 Reserve Reports.

(a) On or before March 1st and September 1st of each year, commencing January 1, 2008, the Companies shall furnish to the Agent a reserve report evaluating the Oil and Gas Properties of the Companies as of the immediately preceding January 1 or July 1, as applicable. The reserve report as of January 1 of each year shall be prepared by one or more approved petroleum engineers, and the July 1 reserve report of each year shall be prepared by or under the supervision of the chief engineer of the Companies who shall certify such reserve report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 reserve report.

(b) With the delivery of each reserve report, the Companies shall provide to the Agent a certificate certifying that in all material respects: (i) the information contained in the reserve report and any other information delivered in connection therewith is true and correct, (ii) the Companies have good and defensible title to the working interests and net revenue interests in the Oil and Gas Properties evaluated in such reserve report and such Oil and Gas Properties are free of all liens except for liens permitted by Section 4.9, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such reserve report which would require either Company to deliver hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last certificate, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered reserve report, and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such reserve report.

6.26 Marketing Activities. The Companies will not engage in marketing activities for any hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Companies that the Companies have the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (b) other contracts for the purchase and/or sale of hydrocarbons of third parties (i) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

6.27 Sale of Oil and Gas Properties. The Companies will not sell, assign, farm-out, convey or otherwise transfer any Oil and Gas Property or related equipment except for (a) the sale of hydrocarbons in the ordinary course of business; (b) farmouts in the ordinary course of business of undeveloped acreage or undrilled depths and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of the Companies or is replaced by equipment of at least comparable value and use; (d) the sale or other disposition of any Oil and Gas Property or any interest therein; provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property or interest therein, and (iii) the Companies will apply the net proceeds from any such sale to prepay the Obligations to the extent of such net proceeds.

6.28 Gas Imbalances, Take-or-Pay or Other Prepayments. The Companies will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties that would require either Company to deliver hydrocarbons at some future time without then or thereafter receiving full payment therefor.

6.29 Swap Agreements. The Companies will not enter into any Swap Agreements.

6.30 Investor Relations/Public Relations. Each Company hereby agrees to incorporate into its annual budget an amount of funds necessary to maintain a comprehensive investor relations and public relations program (an “IR/PR Program”), which IR/PR Program shall incorporate elements customarily utilized by companies of similar size and in a similar industry as such Company and its Subsidiaries.

6.31 Board Observation Rights. Until such time as all Obligations (as defined in each Security Document) for indebtedness have been indefeasibly paid in full, the Creditor Parties will be entitled to the following board observation rights (“Board Observation Rights”): ICF shall permit one representative on behalf of the Creditor Parties to attend all meetings of the board of directors of ICF (the “Board of Directors”) in a non-voting observer capacity, which observation right shall include the ability to observe discussions of the Board of Directors, and shall provide such representative with copies of all notices, minutes, written consents, and other materials that it provides to members of the Board of Directors, at the time it provides them to such members. The observation right may be exercised in person or via telephone or videophone participation. Each Creditor Party agrees, on behalf of itself and any representative exercising the observation rights set forth herein, that so long as it shall exercise its observation right (a) it shall hold in strict confidence pursuant to a confidentiality and non-disclosure agreement (in form and substance satisfactory to such Creditor Party) all information and materials that it may receive or be given access to in connection with meetings of the Board of Directors and to act in a fiduciary manner with respect to all information so provided (provided that this shall not limit its ability to discuss such matters with its officers, directors or legal counsel, as necessary), and (b) the Board of Directors may withhold from it certain information or material furnished or made available to the Board of Directors or exclude it from certain confidential “closed sessions” of the Board of Directors if the furnishing or availability of such information or material or its presence at such “closed sessions” would jeopardize ICF’s attorney-client privilege or if the Board of Directors otherwise reasonably so requires. The Board Observation Rights set forth in this Section 6.31 shall automatically terminate and be of no further force or effect upon the indefeasibly payment in full of all Obligations (as defined in each Security Document) for indebtedness.

7. Covenants of the Creditor Parties. Each Creditor Party covenants and agrees with the Companies as follows:

7.1 Confidentiality. No Creditor Party will disclose, nor will it include in any public announcement, the name of any Company, unless expressly agreed to by such Company or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

7.2 Non Public Information. No Purchaser will effect any sales in the shares of Common Stock while in possession of material, non-public information regarding any Company if such sales would violate applicable securities law.

7.3 Limitation on Acquisition of Common Stock of any Company. Notwithstanding anything to the contrary contained in this Agreement, any Related Agreement or any document, instrument or agreement entered into in connection with any other transactions between any Purchaser and any Company, such Purchaser may not acquire stock in any Company (including, without limitation, pursuant to a contract to purchase, by exercising an option or warrant, by converting any other security or instrument, by acquiring or exercising any other right to acquire, shares of stock or other security convertible into shares of stock in any Company, or otherwise, and such contracts, options, warrants, conversion or other rights shall not be enforceable or exercisable) to the extent such stock acquisition would cause any interest (including any original issue discount) payable by any Company to such Purchaser not to qualify as “portfolio interest” within the meaning of Section 881(c)(2) of the Code, by reason of Section 881(c)(3) of the Code, taking into account the constructive ownership rules under Section 871(h)(3)(C) of the Code (the “Stock Acquisition Limitation”). The Stock Acquisition Limitation shall automatically become null and void without any notice to any Company upon the earlier to occur of either (a) the delivery of a Notice of Redemption (as defined in each Note) or (b) the existence of an Event of Default (as defined in each Note).

7.4 Release of Colorado and Alaska Collateral. If twelve (12) months after the date hereof, the Companies are current in their payments under the Notes and no Event of Default (as defined in each Note) has occurred and is continuing, then the Agent shall release, or cause the release of, the liens and security interests created solely under the Deeds of Trust on the Alaska Property and the Colorado Property and any other documents entered into in connection with such Deeds of Trust and shall execute and deliver all agreements and other documents reasonably requested by the Companies to effect and evidence such release. For purposes of clarification, the foregoing lien release shall not be deemed to release in any manner whatsoever, and the Agent hereby retains all such liens and security interests, on all assets of the Companies other than the Alaska Property and the Colorado Property.

8. Covenants of the Companies and the Creditor Parties Regarding Indemnification.

8.1 Company Indemnification. Each Company agrees to indemnify, hold harmless, reimburse and defend, on a joint and several basis, each Creditor Party, each of such Creditor Party’s officers, directors, agents, affiliates, control persons, and principal shareholders, against all claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees) of any nature, incurred by or imposed upon such Creditor Party which result, arise out of or are based upon: (a) any misrepresentation by any Company or any of its Subsidiaries or breach of any warranty by any Company or any of its Subsidiaries in this Agreement, any other Related Agreement or in any exhibits or schedules attached hereto or thereto; or (b) any breach or default in performance by any Company or any of its Subsidiaries of any covenant or undertaking to be performed by any Company or any of its Subsidiaries hereunder, under any other Related Agreement or any other agreement entered into by any Company and/or any of its Subsidiaries and such Creditor Party relating hereto or thereto; or (c) (i) unless such violation is caused by the gross negligence or willful misconduct of such Creditor Party, the violation of any local, state or federal law, rule or regulation pertaining to environmental regulation, contamination or cleanup (collectively, “Environmental Laws”), including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq. and 40 CFR §302.1 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq., and 40 CFR §116.1 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.) and the regulations promulgated pursuant to said laws, all as amended and relating to or affecting any Company and/or any Subsidiary of any Company and any Company’s and/or any Company’s Subsidiary’s properties, whether or not caused by or within the control of such Creditor Party and/or (ii) unless such presence, release or threat of release is caused by the gross negligence or willful misconduct of such Creditor Party, the presence, release or threat of release of any Hazardous Materials (including, without limitation, asbestos, polychlorinated biphenyls, petroleum products, flammable explosives, radioactive materials, infectious substances or raw materials which include hazardous constituents) on, in, under or affecting all or any portion of any property of any Company and/or any Subsidiary of any Company or any surrounding areas, in all other cases, regardless of whether or not caused by or within the control of such Creditor Party.

8.2 Creditor Party Indemnification. Each Creditor Party agrees to indemnify, hold harmless, reimburse and defend each Company and each of such Company’s officers, directors, agents, affiliates, control persons and principal shareholders, at all times against any claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees) of any nature, incurred by or imposed upon such Company which result, arise out of or are based upon: (i) any misrepresentation by such Creditor Party or breach of any warranty by such Creditor Party in this Agreement or in any exhibits or schedules attached hereto or any Related Agreement; or (ii) any breach or default in performance by such Creditor Party of any covenant or undertaking to be performed by such Creditor Party hereunder, or any other agreement entered into by such Company and such Creditor Party relating hereto.

9. Exercise of the Warrants.

9.1 Mechanics of Exercise.

(a) Provided any Purchaser has notified the applicable Company of such Purchaser’s intention to sell the Warrant Shares and the Warrant Shares are included in an effective registration statement or are otherwise exempt from registration when sold: (i) upon the exercise of the respective Warrant or part thereof, such Company shall, at its own cost and expense, take all necessary action (including the issuance of an opinion of counsel reasonably acceptable to such Purchaser following a request by such Purchaser) to assure that such Company’s transfer agent shall issue shares of such Company Common Stock in the name of such Purchaser (or its nominee) or such other persons as designated by such Purchaser in accordance with Section 9.1(b) hereof and in such denominations to be specified representing the number of Warrant Shares issuable upon such exercise; and (ii) such Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of such Company Common Stock and that after the Effectiveness Date (as defined in the Registration Rights Agreement) the Warrant Shares issued will be freely transferable subject to the prospectus delivery requirements of the Securities Act and the provisions of this Agreement, and will not contain a legend restricting the resale or transferability of the Warrant Shares.

(b) Each Purchaser will give notice of its decision to exercise its right to exercise of the Warrants or part thereof by telecopying or otherwise delivering an executed and completed notice of the number of shares to be subscribed to the applicable Company (the “Form of Subscription”). No Purchaser will be required to surrender the respective Warrant(s) until such Purchaser receives a credit to the account of such Purchaser’s prime broker through the DWAC system (as defined below), representing the Warrant Shares or until the respective Warrant(s) has been fully exercised. Each date on which a Form of Subscription is telecopied or delivered to the applicable Company in accordance with the provisions hereof shall be deemed an “Exercise Date”. Pursuant to the terms of the Form of Subscription, the applicable Company will issue instructions to the transfer agent accompanied by an opinion of counsel within one (1) business day of the date of the delivery to the applicable Company of the Form of Subscription and shall cause the transfer agent to transmit the certificates representing the Warrant Shares set forth in the applicable Form of Subscription to the Holder by crediting the account of the applicable Purchaser’s prime broker with the Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within four (4) business days after receipt by the applicable Company of the Form of Subscription (the “Delivery Date”).

(c) Each Company understands that a delay in the delivery of the Warrant Shares in the form required pursuant to Section 9 hereof beyond the Delivery Date could result in economic loss to the applicable Purchaser. In the event that the applicable Company fails to direct its transfer agent to deliver the Warrant Shares to such Purchaser via the DWAC system within the time frame set forth in Section 9.1(b) above and the Warrant Shares are not delivered to such Purchaser by the Delivery Date, as compensation to such Purchaser for such loss, each Company jointly and severally agrees to pay late payments to such Purchaser for late issuance of the Warrant Shares in the form required pursuant to Section 9 hereof upon exercise of either or both of the Warrants in the amount equal to the greater of: (i) $500 per business day after the Delivery Date; or (ii) such Purchaser’s actual damages from such delayed delivery. Each Company shall jointly and severally pay any payments incurred under this Section in immediately available funds upon demand and, in the case of actual damages, accompanied by reasonable documentation of the amount of such damages. Such documentation shall show the number of shares of Common Stock such Purchaser is forced to purchase (in an open market transaction) which such Purchaser anticipated receiving upon such exercise, and shall be calculated as the amount by which (x) such Purchaser’s total purchase price (including customary brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the aggregate amount of the Exercise Price for the Warrants, for which such Form of Subscription was not timely honored.

10. Registration Rights.

10.1 Registration Rights Granted. Each Company hereby grants registration rights to each Purchaser pursuant to the respective Registration Rights Agreement.

10.2 Offering Restrictions. Except as previously disclosed in, in the case of TNEC, the SEC Reports or in the Exchange Act Filings, or, in the case of each Company, stock or stock options granted to employees or directors of any Company (these exceptions hereinafter referred to as the “Excepted Issuances”), no Company or any of its Subsidiaries will, prior to the full exercise by the Purchasers of the Warrants, (a) enter into any equity line of credit agreement or similar agreement or (b) issue, or enter into any agreement to issue, any securities with a variable/floating conversion and/or pricing feature which are or could be (by conversion or registration) free-trading securities (i.e. common stock subject to a registration statement).

11. Miscellaneous.

11.1 Governing Law, Jurisdiction and Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE OTHER RELATED AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

(b) EACH COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN SUCH COMPANY, ON THE ONE HAND, AND ANY CREDITOR PARTY, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER RELATED AGREEMENTS; PROVIDED, THAT EACH CREDITOR PARTY AND EACH COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY CREDITOR PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL (AS DEFINED IN ANY SECURITY DOCUMENT) OR ANY OTHER SECURITY FOR THE OBLIGATIONS (AS DEFINED IN ANY SECURITY DOCUMENT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY CREDITOR PARTY. EACH COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH COMPANY AT THE ADDRESS SET FORTH IN SECTION 11.8 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH COMPANY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(c) THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ANY CREDITOR PARTY AND/OR ANY COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

11.2 Severability. Wherever possible each provision of this Agreement and the Related Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any Related Agreement shall be prohibited by or invalid or illegal under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity or illegality, without invalidating the remainder of such provision or the remaining provisions thereof which shall not in any way be affected or impaired thereby.

11.3 Survival. The covenants set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.14, 6.15, 6.16, 6.17 and 6.19 and the representations, warranties and agreements made herein shall survive any investigation made by the Agent and the closing of the transactions contemplated hereby to the extent provided therein. The remainder of the covenants not specifically listed in the preceding sentence shall terminate and be of no further force and effect when the Obligations (as defined in any Security Document) shall have been indefeasibly paid in full. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of any Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by such Company hereunder solely as of the date of such certificate or instrument. All indemnities set forth herein shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the obligations arising hereunder, under the Notes and under the other Related Agreements.

11.4 Successors.

(a) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person or entity which shall be a holder of the Securities from time to time, other than the holders of Common Stock which has been sold by any Purchaser pursuant to Rule 144 or an effective registration statement. Each Purchaser may assign any or all of the Obligations to any Person and, subject to acceptance and recordation thereof by the Agent pursuant to Section 11.4(b) and receipt by the Agent of a copy of the agreement or instrument pursuant to which such assignment is made (each such agreement or instrument, an “Assignment Agreement”), any such assignee shall succeed to all of such Purchaser’s rights with respect thereto; provided that no Purchaser shall be permitted to assign its rights hereunder or under any Related Agreement to a competitor of any Company unless an Event of Default (as defined in each Note) has occurred and is continuing. Each Purchaser may from time to time sell or otherwise grant participations in any of the Obligations (as defined in each Security Document) and the holder of any such participation shall, subject to the terms of any agreement between such Purchaser and such holder, be entitled to the same benefits as such Purchaser with respect to any security for the Obligations (as defined in each Security Document) in which such holder is a participant. Each Company agrees that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Obligations (as defined in each Security Document) as fully as though such Company were directly indebted to such holder in the amount of such participation. No Company may assign any of its rights or obligations hereunder without the prior written consent of the Agent. All of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the undersigned, and shall bind the representatives, successors and permitted assigns of each Company.

(b) The Agent shall maintain, or cause to be maintained, for this purpose only as agent of each Company, (i) a copy of each Assignment Agreement delivered to it and (ii) a registry within the meaning of US Treasury Regulation Section 15f.103-1(c) (the “Register”), in which it will register the name and address of each Purchaser and the name and address of each assignee of each Purchaser under this Agreement, and the principal amount of the Notes owing to each such Purchaser pursuant to the terms hereof and each Assignment Agreement. Each Company and each Creditor Party shall treat each Person whose name is recorded in the Register as a Purchaser pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement, notwithstanding notice to the contrary or any notation of ownership or other writing or any Note. The Register shall be available for inspection by any Company or any Purchaser, at any reasonable time and from time to time, upon reasonable prior notice.

11.5 Entire Agreement; Maximum Interest. This Agreement, the Related Agreements, the exhibits and schedules hereto and thereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. Nothing contained in this Agreement, any Related Agreement or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by such Company to the Purchasers and thus refunded to such Company.

11.6 Amendment and Waiver.

(a) This Agreement may be amended or modified only upon the written consent of the Companies and the Creditor Parties.

(b) The obligations of each Company and the rights of the Creditor Parties under this Agreement may be waived only with the written consent of the Creditor Parties.

(c) The obligations of the Creditor Parties and the rights of the Companies under this Agreement may be waived only with the written consent of the Companies.

11.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Related Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement or the Related Agreements, by law or otherwise afforded to any party, shall be cumulative and not alternative.

11.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

(a) upon personal delivery to the party to be notified;

(b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

(c) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:

If to any Company, to:	c/o True North Energy Corporation
1400 Woodloch Forest Drive Suite 530 The Woodlands, Texas 77380 Attention: Chief Executive Officer Facsimile: (832) 553-7244

with a copy to:

Gordon Arata McCollam Duplantis & Eagan, LLP 2200 West Loop South Suite 1050 Houston, Texas 77027 Attention: J. Lanier Yeates Facsimile: (713) 333-5501

If to the Creditor Parties, to:	c/o Valens Capital Management, LLC 335 Madison Avenue, 10th Floor New York, New York 10017 Attention: Portfolio Services Facsimile: 212-581-5037

with a copy to:

Portfolio Services Valens Capital Management, LLC 335 Madison Avenue, 10th Floor New York, New York 10017 Facsimile: 212-581-5037

and to:

Scott J. Giordano, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Facsimile: 212-407-4990

If to a Purchaser, to the address indicated under its signature on the signature pages hereto,

or at such other address as any Company or any Creditor Party may designate by written notice to the other parties hereto given in accordance herewith.

11.9 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement or any Related Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement and/or such Related Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

11.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.11 Facsimile Signatures; Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

11.12 Broker’s Fees. Except as set forth on Schedule 11.12 hereof, each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 11.12 being untrue.

11.13 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and the Related Agreements and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement or any Related Agreement to favor any party against the other.

11.14 Joint and Several Obligations.

(a) All obligations and liabilities of each Company to each Creditor Party (the “Obligations”) shall be joint and several, and such obligations and liabilities on the part of the Companies shall in no way be affected by any extensions, renewals and forbearance granted by the Creditor Parties to any Company, failure of the Creditor Parties to give any Company any notice, any failure of the Creditor Parties to pursue to preserve its rights against any Company, the release by the Agent of any collateral now or thereafter acquired from any Company, and such agreement by any Company to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by any Creditor Party to any Company or any collateral for such Obligations or the lack thereof.

(b) Each Company expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Company may now or hereafter have against the other or other person or entity directly or contingently liable for the Obligations, or against or with respect to any other’s property (including, without limitation, any property which is collateral for the Obligations), arising from the existence or performance of this Agreement, until all Obligations have been indefeasibly paid in full and this Agreement has been irrevocably terminated.

(c) Each Company represents and warrants to each Creditor Party that (i) Companies have one or more common shareholders, directors and officers, (ii) the businesses and corporate activities of Companies are closely related to, and substantially benefit, the business and corporate activities of Companies, (iii) the financial and other operations of Companies are performed on a combined basis as if Companies constituted a consolidated corporate group and (iv) Companies will receive a substantial economic benefit from entering into this Agreement and will receive a substantial economic benefit from all amounts advanced by any Purchaser to each Company in connection with the transactions contemplated hereby, in each case, whether or not such amount is used directly by any Company.

11.15 Agency. Each Purchaser hereby irrevocably designates and appoints the Agent as the agent of such Purchaser under this Agreement and the Related Agreements, and each such Purchaser irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the Related Agreements and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the Related Agreements, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Related Agreement or otherwise exist against the Agent.

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IN WITNESS WHEREOF, the parties hereto have executed the SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANIES:		AGENT:

TRUE NORTH ENERGY CORPORATION		VALENS U.S. SPV I, LLC, as Agent

		By:	Valens Capital Management, LLC, its investment manager

By:	/s/ John I. Folnovic	By:	/s/ Eugene Grin
	Name: Title:		Name: Eugene Grin Title: Authorized Signatory

PURCHASERS:

ICF ENERGY CORPORATION		VALENS U.S. SPV I, LLC

		By:	Valens Capital Management, LLC, its investment manager

By:	/s/ John I. Folnovic	By:	/s/ Eugene Grin
	Name: Title:		Name: Eugene Grin Title: Authorized Signatory

Address for notices: c/o Valens Capital Management, LLC 335 Madison Avenue, 10th Floor New York, New York 10017

VALENS OFFSHORE SPV II, CORP.

		By:	Valens Capital Management, LLC, its investment manager

		By:	/s/ Eugene Grin
Name: Eugene Grin Title: Authorized Signatory

Address for notices: c/o Valens Capital Management, LLC 335 Madison Avenue, 10th Floor New York, New York 10017

SCHEDULE 1

NAME	NOTE AMOUNT

Valens U.S. SPV I, LLC	$1,875,404

Valens Offshore SPV II, CORP.	$1,874,596

SCHEDULE 4.2

1. TNEC holds 100% of the issued and outstanding shares of its only subsidiary - ICF Energy Corporation.

2. ICF Energy Corporation has no subsidiaries.

SCHEDULE 4.3

1. Pursuant to two promissory notes of TNEC made payable to EH&P Investments AG (each in the principal amount of $250,000, one dated April 10, 2007 and the other dated May 15, 2007) issued in replacement of a promissory note in the principal amount of $500,000 and made payable to EH&P Investments AG dated March 30, 2007, TNEC has issued the following Warrants: Warrant dated August 30, 2007 for the purchase of 182,249 shares of common stock of TNEC at a purchase price of $1.92 per share and Warrant dated August 30, 2007 for the purchase of 298,330 shares of common stock of TNEC at a purchase price of $1.17 per share (each subject to adjustment of the purchase price upon split, subdivision, stock dividend or combination of shares). The Warrants are exercisable for a period of three years from the date of the Warrants.

2. TNEC is currently negotiating with Angel, LLC, CN Energy, LLC, Swanson Energy Company, LLC, Fuel Exploration, LLC, MHBR Energy, LLC and Rocky Mountain Rig, LLC (collectively, the “Sellers”) for the purchase of certain oil, gas and mineral properties and other related assets held by Sellers in the State of Wyoming (the “Powder River Acquisition”). If the sale is consummated, it is anticipated that a portion of the purchase price will be paid to Sellers in the form of 23,346,304 shares of TNEC’s common stock. The purchase and sale agreement between Sellers and TNEC has not been fully negotiated and remains subject to change in regard to the number of shares of TNEC’s common stock, if any, that will be issued pursuant to the Powder River Acquisition.

3. Pursuant to the Purchase and Sale Agreement by and between Prime Natural Resources, Inc. (“Prime”) and ICF Energy Corporation executed August 31, 2007, TNEC will be required to issue 1,928,375 shares of TNEC’s common stock to Prime at the closing of such transaction.

SCHEDULE4.6

1.  Promissory notes of TNEC made payable to EH&P Investments AG described in Item 1 on Schedule 4.3.

2. Retainer Agreement between TNEC and Gottbetter & Partners, LLP dated March 1, 2006 for the preparation and filing of certain specified SEC documents, effective through February 28, 2008. This agreement provides for the payment of a flat monthly fee of $5,000 for providing certain services described therein and for the payment of all other legal services on a hourly basis in accordance with the schedule attached thereto.

3. Agreement by and between Energy Capital Solutions, L.P. (“ECS”) and TNEC for financial advisory services dated February 28, 2007 (“ECS Agreement”).

4. Premium Financing Agreement by and between Talbot Premium Financing and TNEC dated February 14, 2007 wherein TNEC agreed to make nine monthly payments of $28,756.81 each beginning March 1, 2007 and concluding on November 1, 2007 for the purpose of financing the balance owed on TNEC’s insurance premiums for the 12 month term commencing 1-29-07.

5. Investor Relations Service Agreement by and between Senergy Communications Inc. (“Senergy”) and TNEC dated May 1, 2006 which provides that TNEC will pay Senergy $6,000 per month for the services listed therein and will pay additional amounts approved in advance by TNEC for additional services .

6. The agreements between TNEC and its legal and other advisors related to the Powder River Acquisition.

7. The agreements between TNEC and its legal and other advisors related to the acquisition and financing of the assets being acquired from Prime Natural Resources, Inc.

SCHEDULE 4.7

1. TNEC from time to time engages Gordon, Arata, McCollam, Duplantis & Eagan L.L.P. (“Gordon Arata”) to provide legal advice and services to TNEC. J. Lanier Yeates, a partner in Gordon Arata, is a stockholder of TNEC as a result of having been appointed to TNEC’s Advisory Board. (As described in TNEC’s Exchange Act filings, members of the Advisory Board receive shares of TNEC’s common stock as compensation for their services to the Company.)

2. The following interests in leases in the State of Alaska (Cook Inlet) are currently held in the name of Massimilliano Pozzoni, a shareholder, officer and director of TNEC. Mr. Pozzoni and TNEC have agreed that when Mr. Pozzoni’s leasehold interests are recorded with the Alaska Department of Natural Resources, Mr. Pozzoni will assign his leasehold interests to TNEC.

% Interest	Tract #	ADL #	Township	Range	Sections	Issued Acreage
25%	CI-2003-495	390383	12N	10W	5, 7, 8	926.51
50%	CIA-2005-111	390722	4N	18W	1, 2, 3, 10, 11, 12, 13, 14, 15	5760
50%	CIA-2005-151	390723	5N	17W	19, 20, 21, 28, 29, 30, 31, 32, 33	5747
75%	CIA-2005-498	390745	12N	10W	17, 20	471

Mr. Pozzoni and TNEC have agreed that when Mr. Pozzoni acquires title to the following interests in leases in the State of Alaska (Cook Inlet), he will assign such leasehold interests to TNEC. (A sufficient number of assignments of these interests to Mr. Pozzoni were not executed, and since the time the initial assignments were executed, the assignee has died. Replacement assignments are being requested from the estate of the deceased assignee for recordation).

% Interest	Tract #	ADL #	Township	Range	Sections	Issued Acreage
25%	CI-2002-0108	390087	4N	17W	4, 5, 6, 7, 8, 9, 16, 17, 18	5646
25%	CI-2003-495	390383	12N	10W	5 , 7, 8	926.51
50%	CI-2001-0546	389932	13N	9W	8	640 m/l

SCHEDULE 4.9

1. The representations and warranties with respect to title to the Texas leasehold interests are based upon the Limited Title Opinions rendered by Gordon Arata McCollam Duplantis & Eagan, LLP, dated August 31, 2007, addressed to TNEC and ICF covering the O’Leary Unit No. 1, Four Corners Prospect, Brazoria County, Texas and the Devon Fee Gas Unit, Four Corners Prospect, Brazoria County, Texas.

2. The representations and warranties with respect to title to the Alaska leasehold interests are based on the Opinion Letter rendered by Large & Associates PC, dated September 14, 2007, addressed to TNEC covering real property included in Alaska Oil and Gas Leases, Lease Numbers: ADL 389932; ADL 390087; ADL 390383; ADL 390567; ADL 390572; ADL 390722; ADL 390723; ADL 390745; ADL 390834; ADL 390839; ADL 390840; and ADL 39084.

SCHEDULE 4.12

None.

SCHEDULE 4.13

None.

SCHEDULE 4.14

None other than as described in TNEC’s Exchange Act filings.

SCHEDULE 4.15

1. Pursuant to that certain promissory note of TNEC in the principal amount of $125,000 made payable to Uphill Limited Liability Company, Steven J. Revenig, Trustee (“Uphill”) dated August 20, 2007, Uphill received 50,000 shares of TNEC’s restricted common stock with respect to which Uphill has piggyback registration rights.

2. Pursuant to that certain promissory note of TNEC in the principal amount of $125,000 made payable to T. Swanson, Inc. (“Swanson”) dated August 20, 2007, Swanson received 50,000 shares of TNEC’s restricted common stock with respect to which Swanson has piggyback registration rights.

3. If the Powder River Acquisition takes place, the Sellers will have piggyback registration rights in regard to the shares of common stock issued to them in that transaction.

4. Prime Natural Resources will be granted piggyback registration rights in regard to the shares of TNEC common stock issued to it in connection with the purchase of assets pursuant to the Purchase and Sale Agreement by and between Prime Natural Resources, Inc. and ICF Energy Corporation (described in Item 3, Schedule 4.3).

5. Following the closing of this transaction, ECS will be granted a warrant for the purchase of 300,000 shares of the common stock of TNEC. ECS will have piggyback registration rights in regard to the shares of common stock purchased upon exercise of the warrant.

6. The ECS Agreement described on Schedule 4.6, Item 3, provides for issuance of warrants of common stock of TNEC to ECS upon the successful completion of a Private Placement (as defined therein). Such warrants will contain provisions which will require, under certain circumstances, TNEC to grant registration rights in the event a public offering of TNEC’s common stock is filed with the SEC, subject to customary restrictions and conditions.

SCHEDULE 4.17

None.

SCHEDULE 4.21

None.

SCHEDULE 6.13

1. The debt to EH&P Investments AG as evidenced by the EH&P Notes described in Item 1 to Schedule 4.6.

2. Any financing in connection with the Powder River Acquisition including, but not limited to, amounts borrowed from Swanson and Uphill to be used as a deposit for that acquisition.

SCHEDULE 6.22

1. Subordination Agreement by and between EH&P Investments AG and TNEC dated September 18, 2007.

SCHEDULE 11.12

1. The obligations to Energy Capital Solutions described in Item 3 to Schedule 4.6.